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                                                                      EXHIBIT 99

For Release:   Immediately

Contact:       John D. Swift, Chief Financial Officer


                   MOHAWK INDUSTRIES, INC. ANNOUNCES RECORD
                 THIRD QUARTER AND FIRST NINE MONTHS RESULTS


Calhoun, Georgia, October 12, 2000 - Mohawk Industries, Inc. (NYSE:MHK) today announced that diluted earnings per share (EPS) were a third quarter record of $0.87 per share (18% above last year) or $46,408,000 in net earnings before a previously announced pre-tax charge of $7,000,000 related to an antitrust litigation settlement. After the pre-tax charge, EPS was $0.79 per share or $42,137,000 in net earnings. This compares to EPS of $0.74 per share or
$45,079,000 in net earnings for the third quarter of 1999.   This improvement in
EPS was the result of higher sales and gross profits. Net sales for the quarter increased 4% to $838,514,000 compared to $809,933,000 for the third quarter 1999. The sales increase was attributable to internal growth. The gross profit improvement was the result of favorable product mix and the change in the depreciable lives of fixed assets as of the beginning of this year as compared to last year.

Net earnings for the first nine months of 2000 were the highest first nine months earnings in the Company's history with EPS of $2.33 (22% above last year) or $127,584,000 in net earnings before the pre-tax charge of $7,000,000. After the pre-tax charge, EPS was $2.26 per share or $123,337,000 in net earnings. This compares to EPS of $1.91 or $117,064,000 in net earnings for the first nine months of 1999. This improvement in EPS was attributable to increased sales and better margins which resulted from product mix, the change in depreciable lives and manufacturing efficiencies. Net sales for the first nine months of 2000 were $2,456,405,000 representing a 6% increase from the first nine months 1999 sales of $2,307,717,000. This increase was primarily due to internal growth.

In commenting on the third quarter performance, David L. Kolb, Chairman and CEO, stated, "We are very proud of another record period that included higher sales and operating margins for our Company. In addition to turning in record-breaking results, we have entered into an agreement with Congoleum Corporation to become a national distributor of their vinyl products beginning in the fourth quarter of 2000. This relationship gives us a much stronger position in the floorcovering industry with a complete line of soft and hard surface floorcovering products for our customers. We will
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also complete the distribution of wood products and ceramic tile throughout the
U.S. into all of our sales regions during the remainder of 2000 and 2001 with a dedicated salesforce committed to hard surface products.

In addition, we just announced an agreement to acquire certain assets of the Wovens Division of Crown Crafts, Inc. for approximately $40,000,000 in cash. This acquisition, which currently has annual sales of approximately $85,000,000, will provide the ability for growth in our rug and textile product lines as well as expand into new product areas. The manufacturing facilities are in close proximity to our other manufacturing sites which will facilitate combining operations and realizing synergies.

Also, our Company was selected by Industry Week magazine as one of the world's 100 best-managed companies. The winners of this award were selected from a list of 1,000 of the world's largest publicly held manufacturing companies. We continue to view our stock as a good long-term investment and have supported the stock by repurchasing 175,000 shares during the third quarter."

During the next twelve months significant startup costs for vinyl, wood and ceramics will be incurred to achieve a significant position in the hard surface market. Payroll costs for over 200 new sales and technical personnel, additional regional warehousing costs, sample expenses and other hard surface flooring related costs and investments will be included in these startup costs. Initially, we anticipate the growth in sales will not offset the increased
startup costs.   In addition, the Company continues to experience increased oil-
related costs such as raw material, utility and fuel costs that have been difficult to recover or offset on a timely basis. It appears that these higher costs and higher interest rates are also having a dampening effect on the economy and floorcovering industry. We expect the impact in the fourth quarter 2000 of the slowing economy, higher energy related costs and hard surface startup costs to be somewhat offset by price increases and improved productivity. The anticipated result is that fourth quarter earnings per share will be above last year by middle single digit percentage growth. After the fourth quarter, we believe additional hard surface startup costs will be incurred against lower than normal hard surface revenue but it is difficult to anticipate the state of the economy, the condition of oil-related and interest costs, and the potential sales growth of these new product lines.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, new products and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those statements are based on assumptions regarding the Company's ability to maintain its sales growth and gross margins and to control costs. These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements"
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will prove to be accurate. Forward-looking statements involve a number of risks and uncertainties. The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers, raw material prices, timing and level of capital expenditures, the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time, the successful introduction of new products, the successful rationalization of existing operations, and other risks identified from time to time in the Company's SEC reports and public announcements.

Mohawk is a leading producer of woven and tufted broadloom carpet and rugs for residential and commercial applications. The Company designs, manufactures and markets carpet in a broad range of colors, textures and patterns and is widely recognized through its premier brand names, some of which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Harbinger," "Helios," "Horizon," "Image," "Karastan," "Mohawk Commercial," "World," and "Wunda Weve." Mohawk offers a broad line of area and washable rugs branded by Karastan, Aladdin, Newmark & James and American Rug Craftsmen and decorative throw blankets, placemats, pillows and chairpads branded by American Weavers. Mohawk also offers a complete laminate product line and distributes carpet padding, wood and vinyl products and ceramic tile. The Company markets its products primarily through retailers and dealers.


                                     #####


           There will be a conference call Friday, October 13, 2000
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                            at 11:00 AM Eastern Time
                           ------------------------
                The telephone number to call is 1-800-603-9255.
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MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
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                                                                  Three Months Ended                 Nine Months Ended
Consolidated Statement of Earnings Data                --------------------------------------------------------------------------
(Amounts in thousands, except per share data)          September 30, 2000   October 2, 1999  September 30, 2000   October 2, 1999
                                                       ------------------   ---------------  ------------------   ---------------
Net sales                                                     $838,514            809,933          2,456,405          2,307,717
Cost of sales                                                  624,294            606,687          1,835,740          1,725,231
-------------------------------------------------------------------------------------------------------------------------------
   Gross profit                                                214,220            203,246            620,665            582,486
Selling, general and administrative expenses                   127,151            119,258            378,979            361,920
Class action legal settlement                                    7,000                  -              7,000                  -
-------------------------------------------------------------------------------------------------------------------------------
   Operating income                                             80,069             83,988            234,686            220,566
Interest expense                                                10,173              8,335             28,587             23,942
Other expense, net                                                 846              1,142              2,834              3,130
-------------------------------------------------------------------------------------------------------------------------------
   Earnings before income taxes                                 69,050             74,511            203,265            193,494
Income taxes                                                    26,913             29,432             79,928             76,430
-------------------------------------------------------------------------------------------------------------------------------
   Net earnings                                               $ 42,137             45,079            123,337            117,064
-------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                      $   0.79               0.74               2.28               1.93
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Weighted-average common shares outstanding                      53,097             60,600             54,181             60,586
-------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                    $   0.79               0.74               2.26               1.91
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Weighted-average common and dilutive potential common
shares outstanding                                              53,634             61,114             54,689             61,218
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Consolidated Balance Sheet Data
(Amounts in thousands)
                                                                                          September 30, 2000    October 2, 1999
                                                                                          ------------------    ---------------
ASSETS
Current assets:
   Receivables                                                                                    $  394,896            385,344
   Inventories                                                                                       592,828            537,579
   Prepaid expenses                                                                                   16,091             13,444
   Deferred income taxes                                                                              76,628             52,568
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      Total current assets                                                                         1,080,443            988,935
Property, plant and equipment, net                                                                   622,872            619,993
Other assets                                                                                         119,544            107,310
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                                                                                                  $1,822,859          1,716,238
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                                                              $   33,874            197,013
   Accounts payable and accrued expenses                                                             411,540            401,869
-------------------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                                      445,414            598,882
Long-term debt, less current portion                                                                 592,747            363,252
Deferred income taxes and other long-term liabilities                                                 54,375             31,889
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      Total liabilities                                                                            1,092,536            994,023
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Total stockholders' equity                                                                           730,323            722,215
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                  $1,822,859          1,716,238
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Dates for Future Press Releases and Conference Calls:
                    Press Release     Conference Call

3rd Qtr. 2000       October 12        October 13         11:00 a.m. (800-603-9255)
4th Qtr. 2000       February 8        February 9         11:00 a.m.        "
1st Qtr. 2001       April 16          April 17           11:00 a.m.        "
2nd Qtr. 2001       July 16           July 17            11:00 a.m.        "
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